UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K
AMENDED CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  November 5, 2013  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                     (State or other jurisdiction                         (Commission File     IRS Employer
of incorporation)                                      Number)            Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

ITEM 5.02 Departure of Directors or Principle Officers

The Company announced the departure of Joanna Chmielewska as officer and director pursuant to a directive of Abraham Blauvelt Ltd., preferred shareholder.  All compensation owed to Ms. Chmielewska will be paid by Abraham Blauvelt Ltd.

ITEM 7.01 Regulation FD Disclosure

The Company issued a press release on November 5, 2013, stating that, over the last several months, Accredited Business participated in negotiations to purchase in excess of 300 acres of land in Bluefields, Nicaragua. The land is accessible from the city. Considering the recent purchase by Abraham Blauvelt Ltd., an Asian, American, and Latin American investment firm comprised of over forty individuals and entities, it appears prudent to move forward with the purchase. As such, a meeting will take place on November 6, 2013, in Managua, Nicaragua. On November 9, 2013, a delegation of representatives from Accredited Business and Abraham Blauvelt will visit Bluefields, Nicaragua, to reinspect the premises and to view the Company's other parcel. On November 13, 2013, a final binding letter of intent will be executed by the parties containing a closing date.

The press release also stated that, on November 5, 2013, Abraham Blauvelt Ltd. announced that it agreed to appoint a new interim President no later than November 15, 2013. As such, the Company utilized its voting privileges to replace Company President Joanna Chmielewska. Abraham Blauvelt Ltd. agreed to pay Ms. Chmielewska, who never received a salary, a termination fee of $1,350,000. The payment will be paid by Abraham Blauvelt Ltd. The Company thanks Ms. Chmielewska for her services which included lucrative land projects.

The press release explained Abraham Blauvelt Ltd.'s agents will also finalize financing of a parcel of land near the Aeropuerto Internacional Augusto C. Sandino in Managua, Nicaragua, that it is already in the process of acquiring. The utility-enabled land will allow the Company to build a traveler hotel with between fifth and seventy rooms located less than half a mile from the airport. The project will be assigned to Accredited Business, which will become owner of the land. Construction is planned to begin no later than January with completion of Phase I in April 2014.

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   November 5, 2013

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William, Vice President and Chief Operating Officer
          web:  www.accreditedbiz.com
          fax:  1-267-371-5168